Exhibit 99.2

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Landcadia Holdings, Inc.

CNBC's Power Lunch - Tilman Fertitta Interview

May 17, 2018

Landcadia Holdings, Inc. CNBC’s Power Lunch - Tilman Fertitta Interview May 17, 2018

C O R P O R A T E P A R T I C I P A N T S

Tyler Mathisen

Tilman Fertitta

P R E S E N T A T I O N

Tyler Mathisen:

CNBC’s Billion-Dollar Buyer, Tilman Fertitta, announcing that he is adding a new item to his business empire menu today. In addition to the Rockets, his restaurants, his casinos, he will now get into the food delivery business, buying a company called Waitr, and doing it through a venture he started with Rich Handler of Jefferies, that company called Landcadia. Waitr is a food delivery startup based in Louisiana. They’ve got more than 5,000 restaurant partners in more than 200 cities in the Southeast, and here is Tilman Fertitta.

Tilman Fertitta, welcome, good to have you with us.

Tilman Fertitta: Hi, guys. How you all today?

Tyler Mathisen: We’re great. As I understand it, there was a time when you were a little cool on the food delivery business. Tell us why and what changed your mind and why this one is the one to go after.

Tilman Fertitta: You know, it’s really funny how things change, and we all know we are in just a different world today, and the Internet is changing our world. I was never a believer that people would stay home and watch Netflix and Hulu and not want to go eat at a restaurant, but what’s happening is we’re having to designate parking places and have people just handle all of our to-go orders. What’s happening now is the software is coming in with all these companies and their ability to deliver it to the customer, and what’s happened, also, is that I’ve really thought that, like, Blue Apron and Sunflower, and all of those, were going to have a huge hit on us in the restaurant industry, and they didn’t, because as the ingredients starting coming in and people still had to cook for 45 minutes, and then they still had to clean up, I think people realized why “Why am I not just ordering food from my favorite restaurant and having it delivered?” So, hey, I’m converted, I’m changed. I mean, I’ve seen it happen at my hundreds of restaurants around the country, so—

Tyler Mathisen: Yes, you’re following the customer there.

Tilman Fertitta: I am, and that’s what you have to do. The consumer tells us what to do and the companies that don’t do what the consumer tells them are the companies that aren’t here again in a few years.

Tyler Mathisen: Yeah. How do you scale it from its now strong position in the South and Southeast to a national brand? Competing with, for example, GrubHub or Uber Eats, what’s your edge?

Tilman Fertitta: Well, one of edges is, is that the restaurant only hits 15%, where I will not use GrubHub because they want 25%, or, you know, different parts 20%, 30%. We can’t afford to do it, the quality of food that we serve, and so one of the things that attracted us to Waitr that got them in our restaurants was the 15%, because they hire their own drivers and they can do more deliveries, and we won’t use Uber Eats because of the cost to us. So, it kind of started getting our attention, and then Jefferies and myself, Rich and I were looking for a company to buy with this special acquisition corp. and we went to them and—and, you know, they kind of liked the idea, because they already had a tie-in with Landry’s, and we started talking. I didn’t think we were going to make a deal. As I watched their sales, you know, last year $125 million, they’re going to do around $250 million this year, and projected to do $500 million next year. I mean, the growth is there, and what I like about them is they’re in the smaller markets. We’re the only company out that’s going to be public, besides GrubHub. So, I’m excited about it. I wanted a real growth company and I think this is it.

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Female Speaker: But, Tilman, to Tyler’s point, there’s so many competitors and it’s really hard to see where this industry is going, it seems so fragmented, and as a consumer, what are we going to do, have like seven different apps for restaurant delivery, depending on what we want for the night? Is there going to be one that’s going to come in and dominant, or are restaurants going to have to go at it on their own? Panera is doing delivery right now by itself.

Tilman Fertitta:

Yes, Panera is Panera and they have enough outlets that they can do it, but the independents and the smaller chains—you know, I have so many different chains, but they’re still smaller chains, but they have national recognition. It’s going to be like any other industry, the airline industry, the television industry, the iPhone—we call it an iPhone, but that’s not what it is. Something happened to all those other competitors. All we’re going to try to do is apply the same business model that I did in acquiring restaurants, is you’ve got to get out there, you want to be the Pacman and you want to eat up all the small companies and see what happens. You know, it’s a plan, we know how to do it, we’ve been there before. We’re going to have $150 million on the balance sheet after this deal, and so we’re going to be in the acquisition mode and we want to eat up a lot of the competition and see what happens.

Female Speaker:

You’re on cable, so you’ve got to have a pun. You’re going to eat up the competition, of course. So, it’s been a couple of days since we’ve seen this decision from the Supreme Court, when it comes to gambling. Now that we’ve got a couple of days under our belt, any more assessment about what the impact is going to be either directly on your businesses when it comes to the casinos that you own or the rest of the business, the online market?

Tilman Fertitta:

Well, I think online is going to be huge. When somebody is able to be at a game and go make a bet on the third quarter or the fourth quarter—you know, I’ve said this over and over, you know, think about squares for the Super Bowl, and you have people that aren’t even sports fans or even know what’s going on, but the idea of betting a square and watching to see if you could have an opportunity to win that bet at the end of each quarter is what’s going to happen in sports gaming. So, what’s going to happen is you’re going bring a lot more eyeballs to the games, because it’s going to happen so fast.

From a casino standpoint, what it’s going to do for me is, you’re going to have the sportsbook in the casino, but then people that are betting online for sports all of a sudden are going to start betting online blackjack, slots, and everything else, and as you start opening it up in all these other states, it’s going to have, I think, a good windfall for the casinos, but it’s not just the sports betting, it’s the exposure.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

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Then, on the sports side, like owning the Houston Rockets, because you have more eyeballs, your teams are going to be worth more than they are today. So, when your television contracts come up, your radio contracts, because you have more people watching and listening, you should make more money.

Once again, it’s just like Waitr, though, it’s just a plan, let’s see what happens in the future.

Tyler Mathisen: Let’s talk about last night’s game. You needed that one and you got a big win, and you asked me yesterday am I just saying I’m for the Rockets because I like you. No. My son has a signed James Harden jersey hanging in his room, and your friend, Mr. Handler, got a little excited there last night, didn’t he?

Tilman Fertitta:

You know, Rich is a huge Rockets fan, he’s my best friend, and we—he came in yesterday, he brought a bunch of Rochester Scholarship students all the way from New York, came to the game, got back on the plane and went back to Rochester last night. Rich is a great friend, a great friend, and he definitely gets into it. Sometimes I had to nudge him and say, “I am trying to watch the game.” But, Jefferies is a great bank and they have great leadership in Rich, but he does know how to have a good time.

Tyler Mathisen: Well, we wish you continued good luck in your quest for Houston and the Rockets. Tilman, great to see you.

Tilman Fertitta:

Thanks, Tyler, and thank, guys, look forward to it.

Female Speaker:

Good luck.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

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